EXHIBIT 10.2

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS THIRD AMENDMENT dated as of January 30, 2018 (the or this “Third Amendment”) to the Note Purchase Agreement (as defined below) is among STEPAN COMPANY, a Delaware corporation (the “Company”), and each of the institutions set forth on the signature pages to this Third Amendment (collectively, the “Noteholders”).

R E C I T A L S

A. The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of September 29, 2005, as Supplemented by that First Supplement dated as of June 1, 2010 and as supplemented by that Second Supplement dated as of November 1, 2011 and amended by that First Amendment dated as of October 25, 2011 and amended by that Second Amendment dated as of April 23, 2014 (the “Note Purchase Agreement”). The Company has heretofore issued an aggregate principal amount of its (i) $40,000,000 5.69% Series 2005-A Senior Notes, due November 1, 2018, (ii) $40,000,000 5.88% Series 2010-A Senior Notes due June 1, 2022 and (iii) $65,000,000 4.86% Series 2011-A Senior Notes due November 1, 2023 (the “Notes”) pursuant to the Note Purchase Agreement.

B. The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement, as amended by this Third Amendment, unless herein defined or the context shall otherwise require.

D. All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

STATEMENT OF AGREEMENT

NOW, THEREFORE, the Company and the Noteholders, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

ARTICLE I

AMENDMENTS TO NOTE PURCHASE AGREEMENT

Effective upon the Third Amendment Effective Date (as hereinafter defined), the Note Purchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the composite conformed copy of the Note Purchase Agreement attached hereto as Exhibit A.

ARTICLE II

CONDITIONS TO EFFECTIVENESS

Section 2.1. This Third Amendment shall not become effective until, and shall become effective (the “Third Amendment Effective Date”) when, each and every one of the following conditions shall have been satisfied:

(a) executed counterparts of this Third Amendment, duly executed by the Company and the Required Holders (as defined in the Note Purchase Agreement) of the outstanding principal amount of the Notes, shall have been delivered to the Noteholders;

(b) the Noteholders shall have received a copy, certified by a Responsible Officer of the Company as true and complete, of each of the following: (i) the Credit Agreement dated as of the date hereof among the Company, the Foreign Subsidiary Borrowers, the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent (ii) an amendment dated as of the date hereof to the Note Purchase Agreement dated as of June 27, 2013 (the “2013 Note Purchase Agreement”) pursuant to which the Company issued its 3.86% Senior Notes due June 27, 2025, and (iii) an amendment dated as of the date hereof to the Note Purchase Agreement dated July 10, 2015 (the “2015 Note Purchase Agreement”) pursuant to which the Company issued its 3.95% Senior Notes due July 10, 2027, in each case in form and substance reasonably satisfactory to the Noteholders;

(c) the representations and warranties of the Company set forth in Section 3.1 hereof are true and correct on and with respect to the date hereof; and

(d) the Company shall have paid the fees and expenses of Chapman and Cutler LLP, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1. To induce the Noteholders to execute and deliver this Third Amendment, the Company represents and warrants (which representations and warranties shall survive the execution and delivery of this Third Amendment) to the Noteholders that:

(a) this Third Amendment has been duly authorized, executed and delivered by the Company and this Third Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b) the Note Purchase Agreement, as amended by this Third Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c) the execution, delivery and performance by the Company of this Third Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Bank Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3.1(c);

(d) as of the date hereof and after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing;

(e) neither the Company nor any of its Subsidiaries has paid or agreed to pay any fees or other consideration to the lenders under the Bank Credit Agreement or any agent acting on their behalf, or to any of the holders of the senior notes issued pursuant to the 2013 Note Purchase Agreement or the 2015 Note Purchase Agreement, respectively, for the amendments and Bank Credit Agreement described in Section 2.1(b) above except for customary and usual commitment and arrangement fees and agent fees paid in connection with entering into the Bank Credit Agreement and out of pocket expenses, including attorneys’ fees, incurred in connection therewith; and

(f) all of the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (including, but not limited to, Section 5.3 of the 2005 Note Purchase Agreement and, for the avoidance of doubt, the Company is not updating or amending Schedules 5.4, 5.5, or 5.15 to the Note Purchase Agreement in connection with this First Amendment).

ARTICLE IV

MISCELLANEOUS

Section 4.1. This Third Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Purchase Agreement without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.

Section 4.3. The descriptive headings of the various Sections or parts of this Third Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4. This Third Amendment shall be governed by and construed in accordance with New York law.

[Remainder of page intentionally left blank]

The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Very truly yours,

STEPAN COMPANY

By:	/s/ Matthew J. Eaken
Name:	Matthew J. Eaken
Title:	Vice President, Corporate Controller and Interim Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDMENT TO 2005 NOTE PURCHASE AGREEMENT

Accepted as of the date first written above.

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Amy Judd
Name:	Amy Judd
Title:	Investment Officer

We acknowledge that we hold 5.56% Series 2005-A Senior Notes, due November 1, 2018 initially issued at face value of $12,000,000

We acknowledge that we hold 5.88% Series 2010-A Senior Notes, due June 1, 2022, initially issued at face value of $10,000,000

Stepan Company

Third Amendment to 2005 Note Purchase Agreement

Accepted as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ AC
Vice President

We acknowledge that we hold $13,400,000 5.88% Series 2010-A Senior Notes, due June 1, 2022

We acknowledge that we hold $22,500,000 4.86% Series 2011-A Senior Notes, due November 1, 2023

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By: PGIM, Inc., as investment manager

By:	/s/ AC
Vice President

We acknowledge that we hold $6,600,000 5.88% Series 2010-A Senior Notes, due June 1, 2022

MUTUAL OF OMAHA INSURANCE COMPANY RGA REINSURANCE COMPANY

By: Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By: Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ AC
Vice President

We acknowledge that Mutual of Omaha Insurance Company holds $15,000,000 4.86% Series 2011-A Senior Notes, due November 1, 2023 and RGA Reisnurance Company holds $7,5000,000 4.86% Series 2011-A Senior Notes, due November 1, 2023

Stepan Company

Third Amendment to 2005 Note Purchase Agreement

Accepted as of the date first written above.

NEW YORK LIFE INSURANCE COMPANY

By:	/s/ Sean Campbell
Name:	Sean Campbell
Title:	Corporate Vice President

We acknowledge that we hold $9,400,000 4.86%
Series 2011-A Senior Notes, due November 1, 2023

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name:	Sean Campbell
Title:	Senior Director

We acknowledge that we hold $9,200,000 4.86% Series 2011-A Senior Notes, due November 1, 2023

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By: NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name:	Sean Campbell
Title:	Senior Director

We acknowledge that we hold $1,200,000 4.86% Series 2011-A Senior Notes, due November 1, 2023

Stepan Company

Third Amendment to 2005 Note Purchase Agreement

Accepted as of the date first written above.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3-2)

By: NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name:	Sean Campbell
Title:	Senior Director

We acknowledge that we hold $200,000 4.86%
Series 2011-A Senior Notes, due November 1, 2023

Stepan Company

Third Amendment to 2005 Note Purchase Agreement

Accepted as of the date first written above.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Elisabeth V. Piker
Name:	Elisabeth V. Piker
Title:	Managing Director

We acknowledge that we hold $9,000,000 5.69% Series 2005-A Senior Notes, due November 1, 2018

We acknowledge that we hold $6,000,000 5.88% Series 2010-A Senior Notes, due June 1, 2022

LIFE INSURANCE COMPANY OF NORTH AMERICA
By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Elisabeth V. Piker
Name:	Elisabeth V. Piker
Title:	Managing Director

We acknowledge that we hold $7,000,000 5.69% Series 2005-A Senior Notes, due November 1, 2018

We acknowledge that we hold $2,000,000 5.88% Series 2010-A Senior Notes, due June 1, 2022

CIGNA HEALTH AND LIFE INSURANCE COMPANY
By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Elisabeth V. Piken
Name:	Elisabeth V. Piken
Title:	Managing Director

We acknowledge that we hold $3,000,000 5.69% Series 2005-A Senior Notes, due November 1, 2018

We acknowledge that we hold $2,000,000 5.88% Series 2010-A Senior Notes, due June 1, 2022

Stepan Company

Third Amendment to 2005 Note Purchase Agreement

Accepted as of the date first written above.

HEALTHSPRING LIFE & HEALTH INSURANCE COMPANY, INC.
By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Elisabeth V. Piker
Name:	Elisabeth V. Piker
Title:	Managing Director

We acknowledge that we hold $1,000,000 5.69% Series 2005-A Senior Notes, due November 1, 2018

Stepan Company

Third Amendment to 2005 Note Purchase Agreement

EXECUTION VERSION

EXHIBIT A TO THIRD AMENDMENT DATED AS OF

JANUARY 30, 2018

Double underscore indicates insertion.

~~Strikethrough~~ indicates deletion.

STEPAN COMPANY

NOTE PURCHASE AGREEMENT

Dated as of September 29, 2005

As supplemented and amended by :

FIRST SUPPLEMENT TO NOTE PURCHASE AGREEMENT

dated as of June 1, 2010,

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

dated as of October 25, 2011,

SECOND SUPPLEMENT TO NOTE PURCHASE AGREEMENT

dated as of November 1, 2011,

and

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

dated as of April 23, 2014

$40,000,000 5.69% Series 2005-A Senior Notes due November 1, 2018

Issued September 29, 2005

$40,000,000 5.88% Series 2010-A Senior Notes due June 1, 2022

Issued June 1, 2010

and

$65,000,000 4.86% Series 2011-A Senior Notes due November 1, 2023

Issued November 1, 2011

-i-

-ii-

-iii-

SECTION 20.	CONFIDENTIAL INFORMATION	42

SECTION 21.	SUBSTITUTION OF PURCHASER	43

SECTION 22.	MISCELLANEOUS	~~43~~44

Section 22.1.	Successors and Assigns	~~43~~44
Section 22.2.	Payments Due on Non-Business Days	~~43~~44
Section 22.3.	Accounting Terms	44
Section 22.4.	Severability	44
Section 22.5.	Construction	44
Section 22.6.	Counterparts	45
Section 22.7.	Governing Law	~~44~~45
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	~~44~~45
Section 22.9.	SFAS 157 and 159	45

-iv-

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock, Affiliates

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Disclosure of Certain Litigation

SCHEDULE 5.11	—	Licenses, Permits, Etc.

SCHEDULE 5.15	—	Existing Debt

SCHEDULE 5.18	—	Disclosure of Certain Environmental Matters

SCHEDULE 10.5	—	Existing Liens

SCHEDULE B-10	—	Specified Account Debtors

EXHIBIT 1(A)	—	Form of 5.69% Series 2005-A Senior Notes, due November 1, 2018

EXHIBIT 4.4(a)	—	Form of Opinion of General Counsel to the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Company

EXHIBIT 4.4(c)	—	Form of Opinion of Special Counsel to the Purchasers

EXHIBIT S	—	Form of Supplement to Note Purchase Agreement

EXHIBIT 8.8(b)	—	Form of Opinion of Special Counsel to the Company

-v-

STEPAN COMPANY

EDENS AND WINNETKA ROAD

NORTHFIELD, ILLINOIS 60093

$40,000,000 5.69% SERIES 2005-A SENIOR NOTES,

DUE NOVEMBER 1, 2018

Dated as of

September 29, 2005

TO THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

STEPAN COMPANY, a Delaware corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement (this “Agreement”) as follows:

SECTION 1. AUTHORIZATION OF NOTES.

Section 1.1. Description of Notes. The Company will authorize the issue and sale of the following Senior Notes:

Issue	Series and/or Tranche	Aggregate Principal Amount	Interest Rate	Maturity Date
Senior Notes	Series 2005-A	$40,000,000	5.69%	November 1, 2018

The Series 2005-A Senior Notes described above (the “Series A Notes”) together with each Series of Additional Notes that may from time to time be issued pursuant to the provisions of Section 2.2 are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Series A Notes shall be substantially in the form set out in Exhibit 1(a) with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Interest Rate. The Series A Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at their respective stated rate of interest payable semi-annually in arrears on the first day of May and November and at maturity commencing on May 1, 2006, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and interest (so computed) on any overdue principal, interest or Make-Whole Amount from the due date thereof (whether by acceleration or otherwise) at the applicable Default Rate until paid.

SECTION 2. SALE AND PURCHASE OF NOTES.

Section 2.1. Series A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, on the Funding Date provided for in Section 3, the Series A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

Section 2.2. Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of Notes of all Series issued pursuant to all Supplements in accordance with the terms of this Section 2.2 shall not exceed $200,000,000 (or the equivalent amount in foreign currency). Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;

(ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;

(iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v) the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi) all Additional Notes shall constitute Senior Debt of the Company and shall rank pari passu with all other outstanding Notes; and

(vii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.

The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a) Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Sections 10.2 and 10.3 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate).

(b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

(d) Execution and Delivery of Guaranty Ratification. Provided a Subsidiary Guaranty is in existence, each Subsidiary Guarantor shall execute and deliver a Guaranty Ratification in the form attached to such Subsidiary Guaranty.

Section 2.3. Each Series Ranks Pari Passu. The obligations of the Company under this Agreement and each Series of Notes shall at all times rank pari passu in right of payment with all other Series of Notes and no Series of Notes may be granted any collateral or property to secure the Company’s obligations with respect thereto unless all Series of Notes shall be granted the same collateral and property on a pari passu basis.

SECTION 3. CLOSING DATE AND FUNDING DATE.

The execution and delivery of this Agreement will be made at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 on September 29, 2005 (the “Closing Date”) or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. The sale and purchase of the Series A Notes to be purchased by the Purchasers shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe St., Chicago, Illinois 60603, at 10:00 A.M. Chicago time, at a funding (the “Funding Date”) on November 1, 2005 or on such other Business Day thereafter on or prior to November 30, 2005 as may be agreed upon by the Company and the Purchasers. On the Funding Date, the Company will deliver to each Purchaser the Series A Notes to be purchased by such Purchaser in the form of a single Series A Note (or such greater number of Series A Notes in denominations of at least $100,000 as such Purchaser may request) dated the Funding Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 5156998, at JPMorgan Chase Bank, N.A., Chicago, Illinois, ABA Number 071-000-013, in the Account Name of “Stepan Company” If, on the Funding Date, the Company shall fail to tender such Series A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING AND FUNDING .

Each Purchaser’s obligation to purchase and pay for the Series A Notes to be sold to such Purchaser on the Funding Date is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Funding Date, of the following conditions applicable to the Funding Date:

Section 4.1. Representations and Warranties.

(a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing Date and the Funding Date.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Funding Date, and after giving effect to the issue and sale of the Series A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Section applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Funding Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate, dated the Funding Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series A Notes and this Agreement.

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Funding Date (a) from Nicholas J. Nedeau, General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Winston & Strawn LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (c) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the Funding Date, such Purchaser’s purchase of Series A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously on the Funding Date the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series A Notes to be purchased by it at the Funding Date as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Funding Date, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Funding Date.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series A Notes.

Section 4.9. Changes in Corporate Structure. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or, except as reflected in Schedule 4.9, been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10. Funding Instructions. At least three Business Days prior to the Funding Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series A Notes is to be deposited.

Section 4.11. Proceedings and Documents. All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series A Notes and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement and the Notes to be issued on the Funding Date have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The Company, through its agent, Banc of America Securities LLC, has delivered to you and each Other Purchaser a copy of a Private Placement Memorandum, dated July, 2005 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Restricted Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby, the financial statements listed in Schedule 5.5 and the Company’s Forms 10-K and 10-Q heretofore filed with the Securities and Exchange Commission, in each case, delivered to the Purchasers (or deemed to be delivered to the Purchasers in the case of the Company’s Forms 10-K and 10-Q) prior to September 29, 2005 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2004, there has been no change in the financial condition, operations, business or properties of the Company or any of its Restricted Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except (a) as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments), and (b) as specifically disclosed in writing by the Company (i) to the Purchasers in their capacity as holders of existing notes of the Company in that certain Waiver Agreement dated as of August 6, 2002 (including the Memorandum attached thereto as Exhibit A) and (ii) in its public filings with the Securities and Exchange Commission. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Series A Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series A Notes.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as disclosed in Schedule 5.8, and excluding environmental matters which are covered in Section 5.18, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2002.

Section 5.10. Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title, leasehold or other interest to their respective properties which the Company and its Restricted Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,

(a) the Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringement which would not reasonably be expected to have a Material Adverse Effect; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries, except violations which would not reasonably be expected to have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate reasonably likely to have a Material Adverse Effect.

(b) The Unfunded Liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed $10,000,000 in the aggregate for all Plans.

(c) The Company and its ERISA Affiliates have not incurred any Unfunded Liabilities in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Series A Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Series A Notes to be purchased by such Purchaser.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on the Company’s behalf has offered the Series A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than two (2) other Institutional Investors, each of which has been offered the Series A Notes in connection with a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series A Notes to refinance existing Debt and for general corporate purposes of the Company. No part of the proceeds from the sale of the Series A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Debt; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Restricted Subsidiaries as of July 31, 2005, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Restricted Subsidiary, and no event or condition exists with respect to any Debt of the Company or any Restricted Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company, except the agreements specifically identified in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Series A Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Series A Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters. Except as set forth on Schedule 5.18 and in its public filings with the Securities and Exchange Commission:

(a) Neither the Company nor any Restricted Subsidiary has knowledge of any liability or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Company or any of its Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any of its Restricted Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real properties now owned, leased or operated by the Company or any of its Restricted Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Debt (actual or contingent) of the Company, including, without limitation, all senior unsecured Debt of the Company described in Schedule 5.15 hereto.

SECTION 6. REPRESENTATIONS OF THE PURCHASER.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Series A Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof (other than any Notes purchased by Banc of America Securities LLC on the Funding Date which are intended to be resold to a “qualified institutional buyer” pursuant to Rule 144A of the Securities Act), provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the Series A Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series A Notes.

Section 6.2. Accredited Investor. Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Series A Notes.

Section 6.3. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series A Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year),

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that filing with the Securities and Exchange Commission within the time period specified above the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 105 days after the end of each fiscal year of the Company,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that filing with the Securities and Exchange Commission within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available and, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five Business Days (i) after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto and (ii) of their becoming available, one copy of any letter, certificate or other writing supplied by the Company’s independent public accountants to any other Person pertaining to whether such accountants have cause to believe that there has been any default by the Company under any other agreement or evidence of Indebtedness;

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Supplements — promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

~~Notwithstanding the foregoing, in the event that the Company shall have one or more Unrestricted Subsidiaries, then, within the respective periods provided in Section 7.1(a) and (b) above, the Company shall deliver to each holder of Notes that is an Institutional Investor, unaudited financial statements of the character and for the dates and periods as in said Sections 7.1(a) and (b) covering the group of the Company and its Restricted Subsidiaries (on a consolidated basis), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such group of the Company and its Restricted Subsidiaries to the financial statements delivered pursuant to Sections 7.1(a) and (b).~~

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and that such review did not disclose the existence during the quarterly or annual period covered by the statements then being furnished of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each ~~Restricted~~ Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any ~~Restricted~~ Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8. PAYMENT OF THE NOTES.

Section 8.1. Required Prepayments. (a) On November 1, 2012 and on each November 1 thereafter to and including November 1, 2017, the Company will prepay $5,714,300 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium. The entire unpaid principal amount of the Series A Notes shall become due and payable on November 1, 2018.

(b) Upon any partial prepayment of the Series A Notes pursuant to Section 8.2 or the purchase of any Series A Notes pursuant to Section 8.5, the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment or purchase.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount then outstanding of the Notes to be prepaid in the case of a partial prepayment (or such lesser amount as shall be required to effect a partial prepayment resulting from an offer of prepayment pursuant to Section 10.6), at

100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 15 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes of the applicable Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated respective Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of each such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to the provisions of Section 8.2, the principal amount of the Notes shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. All regularly scheduled partial prepayments made with respect to any Series of Additional Notes pursuant to any Supplement shall be allocated as provided therein.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement (including any Supplement hereto) and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or an Affiliate pro rata to the holders of all Notes outstanding upon the same terms and conditions (such written offer shall be allocated among all of the separate Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof). The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount for the Series A Notes. The term “Make-Whole Amount” means with respect to any Series A Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, minus the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings with respect to the Called Principal of such Series A Note:

“Called Principal” means, the principal of such Series A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield.

“Reinvestment Yield” means, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX-1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, all payments of such Called Principal and interest thereon that would be due after the Settlement Date if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Change in Control. (a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.7. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes of each Series as described in subparagraph (c) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.7.

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 15 Business Days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.7, accompanied by the certificate described in subparagraph (g) of this Section 8.7, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.7.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.7, such date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).

(d) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a written notice of such acceptance or rejection to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the unpaid principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment but without any premium or Make Whole Amount (the “Repurchase Price”). The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.7.

(f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.7 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the Repurchase Price; (iv) that the conditions of this Section 8.7 have been fulfilled; and (v) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h) Effect on Required Payments. The amount of each payment of the principal of the Notes made pursuant to this Section 8.7 shall be applied against and reduce each of the then remaining principal payments due pursuant to Section 8.1 (or pursuant to any Supplement) by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

(i) “Change in Control” Defined. “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Stepan Family acting in concert, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

(j) “Control Event” Defined. “Control Event” means:

(i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

(k) “Equity Interest” Defined. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

(l) “Stepan Family” Defined. “Stepan Family” means at any time, collectively, the Estate of Mary Louise Stepan, F. Quinn Stepan and family, Paul H. Stepan and family, Charlotte Stepan Flanagan and family, Mary Louise Wehman and family, Alfred C. Stepan III and family, John A. Stepan and family, Stratford E. Stepan and family, all trusts for the benefit of the foregoing or their heirs or any one or more of them, Stepan Venture I and Stepan Venture II and any entity controlled by any of the foregoing.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Law. Without limiting Section 10.9, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its ~~Restricted~~ Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its ~~Restricted~~ Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any ~~Restricted~~ Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 10.5, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its ~~Restricted~~ Subsidiaries (unless merged into the Company or a ~~Restricted~~ Subsidiary) and all rights and franchises of the Company and its ~~Restricted~~ Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.6. ~~Designation of Subsidiaries. The Company may from time to time cause any Subsidiary (other than a Subsidiary Guarantor) to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated a Restricted Subsidiary; provided, however, that at the time of such designation and immediately after giving effect thereto, (a) no Default or Event of Default would exist under the terms of this Agreement, and (b) the Company and its Restricted Subsidiaries would be in compliance with all of the covenants set forth in this Section 9 and Section 10 if tested on the date of such action and provided, further, that once a Subsidiary has been designated an Unrestricted Subsidiary, it shall not thereafter be redesignated as a Restricted Subsidiary on more than one occasion and once a Subsidiary has been designated a Restricted Subsidiary, it shall not thereafter be redesignated as an Unrestricted Subsidiary on more than one~~

~~occasion. Within ten (10) days following any designation described above, the Company will deliver to you a notice of such designation accompanied by a certificate signed by a Senior Financial Officer of the Company certifying compliance with all requirements of this Section 9.6 and setting forth all information required in order to establish such compliance.~~Intentionally Omitted.

Section 9.7. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Debt (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Company.

Section 9.8. Additional Subsidiary Guarantors. (a) The Company will cause any Subsidiary which is required by the terms of the Bank Credit Agreement or any Debt Agreement to become a party to, or otherwise guarantee, Debt in respect of the Bank Credit Agreement or such Debt Agreement, to enter into a Subsidiary Guaranty Agreement which shall be in a form reasonably acceptable to the Required Holders (a “Subsidiary Guaranty”) and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to the Bank Credit Agreement) the following items:

(i) a joinder agreement in respect of the Subsidiary Guaranty;

(ii) a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and

(iii) an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) At any time in which a Subsidiary Guaranty shall be in existence, the holders of the Notes agree to discharge and release any Subsidiary Guarantor from such Subsidiary Guaranty upon receipt of written notice from the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under such Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Bank Credit Agreement and each Debt Agreement of the Company and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Debt of the Company expressly for the purpose of such release, holders of the Notes shall receive equivalent consideration.

Section 9.9. Books and Records. The Company will, and will cause each of its ~~Restricted~~ Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such ~~Restricted~~ Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Consolidated Net Worth. The Company will not permit Consolidated Net Worth to be less than $115,530,000.

Section 10.2. ~~Consolidated Debt to Consolidated Total Capitalization. The Company will not at any time permit the ratio of Consolidated Debt to Consolidated Total Capitalization to exceed 60%.~~ (a) Maximum Net Leverage Ratio. The Company will not permit the ratio (the “Net Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2018, of (i) Consolidated Debt minus Qualified Cash, in each case as of the last day of the applicable fiscal quarter (it being understood that such difference shall not be less than zero) to (ii) Consolidated EBITDA for the period of four (4) fiscal quarters then ended, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00; provided, that the Company may, not more than two (2) times during the term of this Agreement, elect (an “Acquisition Holiday Election”) to increase the maximum Net Leverage Ratio permitted under this Section 10.2 to 4.00 to 1.00 for a period of four (4) consecutive fiscal quarters in connection with, and commencing with the first fiscal quarter ending after, an Acquisition (the “ Acquisition Holiday Election Quarter”) if, the aggregate consideration paid or to be paid in respect of such Acquisition equals or exceeds $75,000,000 (it being understood that the Net Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the fifth fiscal quarter following the Acquisition Holiday Election Quarter) and the Company pays the additional fees required by Section 10.2(b).

(b) If the Net Leverage Ratio exceeds 3.50 to 1.00 as permitted by Section 10.2(a), as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the Company shall pay a fee on the aggregate outstanding principal amount of the Notes on a per annum basis equal to 0.75% (the “Additional Fee”). Such Additional Fee shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered, and shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered, the Net Leverage Ratio is not more than 3.50 to 1.00. In the event such Officer’s Certificate evidencing that the Net Leverage Ratio is not more than 3.50 to 1.00 is delivered, the Additional Fee shall cease to accrue on the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered.

Within 10 Business Days of the delivery of an Officer’s Certificate pursuant to Section 7.2(a) evidencing that Net Leverage Ratio exceeds 3.50 to 1.00, the Company shall pay to each holder of a Note the amount attributable to the Additional Fee (the “Additional Fee Payment”) which shall be the product of (i) the aggregate outstanding principal amount of Notes held by such holder (or its predecessor(s) in interest) as of the first day that Additional Fee begins to accrue with respect to the period covered by such Officer’s Certificate, (ii) 0.75% (to reflect the Additional Fee) and (iii) 0.25 (to reflect that the Additional Fee is payable quarterly). The Additional Fee Payment, if any, shall be paid quarterly by wire transfer of immediately available funds to each holder of the Notes in accordance with the terms of this Agreement.

Section 10.3. Interest Coverage Ratio. The Company will not permit the ratio ~~of~~, determined as of the end of each of its fiscal quarters ending on and after March 31, 2018, of (i) Consolidated ~~EBIT~~EBITDA to (ii) Consolidated Interest Expense, in each case for ~~each~~the period of four ~~consecutive fiscal quarters (calculated as at the end of each fiscal quarter for the four~~(4) consecutive fiscal quarters then ended~~)~~, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than ~~1.75~~3.50 to 1.00.

Section 10.4. Priority Debt. The Company will not at any time permit the aggregate amount of all Priority Debt to exceed 25% of Consolidated Adjusted Tangible Net Worth (Consolidated Adjusted Tangible Net Worth to be determined as of the end of the then most recently ended fiscal quarter of the Company).

Section 10.5. Limitation on Liens.The Company will not, and will not permit any of its ~~Restricted~~ Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such ~~Restricted~~ Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

(a) Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its ~~Restricted~~ Subsidiaries, on Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e) Liens securing Debt of a ~~Restricted~~ Subsidiary to the Company or to a ~~Restricted~~ Subsidiary;

(f) Liens existing as of the Closing Date and reflected in Schedule 10.5;

(g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a ~~Restricted~~ Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Debt secured by such Lien), the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Company or a ~~Restricted~~ Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h) any Lien incurred after the Closing Date that exists on property of a Person immediately prior to its being consolidated with or merged into the Company or a ~~Restricted~~ Subsidiary or its becoming a ~~Restricted~~ Subsidiary, or any Lien incurred after the Closing Date that exists on any property acquired by the Company or any ~~Restricted~~

Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a ~~Restricted~~ Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i) any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (e), (f), (g) and (h) of this Section 10.5, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(j) Liens securing Priority Debt of the Company or any ~~Restricted~~ Subsidiary, provided that the aggregate principal amount of any such Priority Debt shall be permitted by Section 10.4.

Section 10.6. Sales of Assets. The Company will not, and will not permit any ~~Restricted~~ Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its ~~Restricted~~ Subsidiaries; provided, however, that the Company or any ~~Restricted~~ Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its ~~Restricted~~ Subsidiaries if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such sale, lease or disposition, in any combination:

(1) to acquire productive assets used or useful in carrying on the business of the Company and its ~~Restricted~~ Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; and/or

(2) to prepay or retire Senior Debt of the Company and/or its ~~Restricted~~ Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note ratably with all such Senior Debt prepaid or retired, and (ii) any such prepayment of the Notes shall be made in accordance with the terms of Section 8.2 (but without the payment of any Make-Whole Amount or any other premium).

As used in this Section 10.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its ~~Restricted~~ Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its ~~Restricted~~ Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” any (i) sale or disposition of assets in the ordinary course of business of the Company and its ~~Restricted~~ Subsidiaries, (ii) any transfer of assets from the Company to any ~~Restricted~~ Subsidiary or from any ~~Restricted~~ Subsidiary to the Company or a ~~Restricted~~ Subsidiary, (iii) any sale or transfer of property acquired by the Company or any ~~Restricted~~ Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any ~~Restricted~~ Subsidiary if the Company or a ~~Restricted~~ Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee, and (iv) the sale by the Company or any ~~Restricted~~ Subsidiary of accounts receivable owing to it by account debtors which customarily pay on terms longer than general market practices ~~(“Permitted Supplier Financings”)~~ pursuant to a receivables purchase agreement, negotiable instrument purchase agreement or other customary documentation (any such agreement a “Receivables Purchase Agreement”) with JPMorgan Chase Bank, National Association or another institution (any such institution a “Receivables Facility Counterparty”) whereby the Company or such ~~Restricted~~ Subsidiary promptly receive cash proceeds from such Receivables Facility Counterparty equal to the face value of such receivables or negotiable instruments net of a commercially reasonable and customary discount rate; provided further that (i) any such sale is a true sale with recourse to the Company or such ~~Restricted~~ Subsidiary limited to breach of representation, warranty or covenant by the Company or such ~~Restricted~~ Subsidiary with respect to the sold receivables; (ii) such Receivables Purchase Agreement is on customary terms for such arrangement; and (iii) no Default or Event of Default exists or would result from the sale of such receivables.

Section 10.7. Merger and Consolidation. The Company will not, and will not permit any of its ~~Restricted~~ Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:

(1) any ~~Restricted~~ Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (i) the Company or a ~~Restricted~~ Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or (ii) any other Person so long as the survivor is the ~~Restricted~~ Subsidiary, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.6; and

(2) the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b) if the Company is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (and each Supplement thereto) and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Successor Corporation shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (B) an acknowledgment from each Subsidiary Guarantor that the Subsidiary Guaranty continues in full force and effect; and

(c) immediately after giving effect to such transaction no Default or Event of Default would exist.

Section 10.8. ~~Restrictions on Investments. The Company will not and will not permit any Restricted Subsidiary to make any Investment, or commit to make any Investment, in any Unrestricted Subsidiaries after June 30, 2011, if, immediately after giving effect to any such proposed Investment, the aggregate amount of such proposed Investment (together with all prior Investments in Unrestricted Subsidiaries made after June 30, 2011 pursuant to this Section 10.8 (all such Investments to be taken at the cost thereof at the time of making such Investment without allowance for any subsequent write-offs or appreciation or depreciation thereof, but less any amount repaid or recovered on account of capital or principal after June 30, 2011) shall exceed 30% of Consolidated Tangible Net Worth as of the date of such proposed Investment.~~Intentionally Omitted.

Section 10.9. Transactions with Affiliates. The Company will not and will not permit any ~~Restricted~~ Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another ~~Restricted~~ Subsidiary), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to the Company or such ~~Restricted~~ Subsidiary, taken as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.10. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 10.11. Lien Restrictions. Notwithstanding anything to the contrary contained in Section 10.5, no Liens permitted pursuant to the terms of Section 10.5 may secure any obligations under the Bank Credit Agreement or any private placement document pursuant to which the Company has issued senior notes, either now existing or existing in the future (each such Bank Credit Agreement or private placement document, a “Senior Debt Facility”), unless the Company makes, or causes to be made, effective a provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders.

Section 10.12. Most Favored Lender Status. If at any time (including, for the avoidance of doubt, on the date of the Second Amendment) any Senior Debt Facility contains any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision (or any thereof shall be amended or otherwise modified)) similar in nature to the provisions set out in Section 10.6 of this Agreement with respect to Permitted Supplier Financings and such covenant (howsoever expressed) is more restrictive on the Company or would be more beneficial to the holders of Notes than the provisions of Section 10.6 of this Agreement (any such covenant, a “More Favorable Covenant”), then (i) such More Favorable Covenant shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Covenant shall have become effective under such Senior Debt Facility, and (ii) the Company shall provide a More Favored Lender Notice in respect of such More Favorable Covenant.

Any More Favorable Covenant incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 10.12, (a) shall thereafter be waived, amended or otherwise modified under this Agreement at such time as the applicable Senior Debt Facility shall be so waived, amended or otherwise modified, provided that (A) if a Default or Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed to be so waived, amended or otherwise modified hereunder at such time, if it should occur, when such Default or Event of Default no longer exists and (B) if any fee or other cash consideration is given to the lenders under the applicable Senior Debt Facility for the waiver, amendment or other modification of such More Favorable Covenant, the equivalent of such fee or other cash consideration shall also be given pro rata to the holders of the Notes at substantially the same time, and (b) shall be deemed automatically deleted from this Agreement at such time as such applicable Senior Debt Facility shall be terminated and no amounts shall be outstanding thereunder provided that, if a Default or Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists.

“Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within five Business Days after the inclusion of such More Favorable Covenant in any Senior Debt Facility (including by way of amendment or other modification of any existing provision thereof), by a Senior Financial Officer referring to the provisions of this Section 10.12 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein).

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 10 or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c) or any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or

(d) the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than upon a release of any Subsidiary Guarantor from a Subsidiary Guaranty in accordance with the terms of Section 2.3(b) hereof), or any Subsidiary Guarantor or any party by, through or on account of any such Person, challenges the validity, binding nature or enforceability of any such Subsidiary Guaranty; or

(f) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor in this Agreement or any Subsidiary Guaranty or by any officer of the Company or any Subsidiary Guarantor in any writing furnished in connection with the transactions contemplated hereby or by any Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(g) (i) the Company or any ~~Restricted~~ Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Debt other than the Notes that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any ~~Restricted~~ Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt other than the Notes in an aggregate principal amount of at least $10,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable or one or more Persons has the right to declare such Debt to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or any ~~Restricted~~ Subsidiary has become obligated to purchase or repay Debt other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 or one or more Persons have the right to require the Company or any ~~Restricted~~ Subsidiary to purchase or repay such Debt; or

(h) the Company, any Material Subsidiary or any Subsidiary Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any of its Material Subsidiaries or any Subsidiary Guarantor and such petition shall not be dismissed within 60 days; or

(j) a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company, its ~~Restricted~~ Subsidiaries or any Subsidiary Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k) (i) if the aggregate Unfunded Liabilities for all Plans combined shall exceed $10,000,000, or (ii) if (A) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (B) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (C) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (D) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (E) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, and any such event or events described in subclauses (A) through (E) of this clause (ii), either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect.”

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of more than 50% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and of the same tranche if such Series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder or pursuant to any Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver not more than ten Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 13.4 Prohibition on Transfer to a Competitor. Each Purchaser agrees that, prior to the existence of a Default or Event of Default, it will not sell, assign or otherwise transfer any Note or portion thereof to a Competitor or Competitor Affiliate. As used herein “Competitor” means any Person which is primarily engaged in the lines of business of the Company and its ~~Restricted~~ Subsidiaries as described in the Memorandum or as changed from time to time. “Competitor Affiliate” means, with respect to any Competitor, (a) any Person at the time directly or indirectly controlling, controlled by or under common control with such Competitor, (b) any other Person of which such Competitor at the time owns 50% or more on a consolidated basis of the equity interest of such Person, and (c) any other Person which at the time owns 50% or more of any class of the capital stock or other equity interest of such Competitor, provided that: (i) the provision of investment advisory services by a Person to an employee benefit plan which is owned or controlled by a Person which would otherwise be a Competitor or Competitor Affiliate shall not of itself cause the Person providing such services to be deemed a Competitor or Competitor Affiliate; and (ii) in no event shall an Institutional Investor be deemed a Competitor or Competitor Affiliate.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Banc of America Securities LLC in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Home Office Payment. So long as any Purchaser or Additional Purchaser or such Purchaser’s nominee or such Additional Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A hereto or, in the case of any Additional Purchaser, Schedule A attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers or any Additional Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by each Purchaser and each Additional Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement) or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement) or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement) or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement or the Notes, and the termination of this Agreement or any Supplement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any such Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any Additional Purchaser or any other holder of any such Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement; provided, that the representations and warranties contained in any Supplement shall only be made for the benefit of the Additional Purchasers which are party to such Supplement and the holders of the Notes issued pursuant to such Supplement, including subsequent holders of any Note issued pursuant to such Supplement, and shall not require the consent of the holders of existing Notes. Subject to the preceding sentence, this Agreement (including every Supplement) and the Notes embody the entire agreement and understanding between the Purchasers and the Additional Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. (a) This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (ii) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change results in a decrease in the interest rate) or of the Make-Whole Amount on, the Notes, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (C) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, or (D) give to any Note any preference over any other Note.

(b) Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with Sections 2.2 and 4.14 hereof without obtaining the consent of any holder of any other Series of Notes.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or any Supplement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18;

(ii) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing,

(iii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18, or

(iv) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser on the Closing Date or the Funding Date or by any Additional Purchaser (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or such Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or such Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or such Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or such Additional Purchaser or any Person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and each Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s or such Additional Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s or such Additional Purchaser’s Notes), (ii) such Purchaser’s or such Additional Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser or such Additional Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser or such Additional Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or such Additional Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser’s Notes, any Subsidiary Guaranty and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser or such original Additional Purchaser. In the event that such Affiliate is so substituted as a Purchaser or an Additional Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or such original Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.9. SFAS 157 and 159. For purposes of determining compliance with the covenants set out in this Agreement, any election by the Company to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards Nos. 157 or 159) shall be disregarded and such determination shall be made by valuing indebtedness at 100% of the outstanding principal thereof.

*    *    *    *    *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours,

STEPAN COMPANY

By
Name:
Title:

Accepted as of the date first written above.

[VARIATION]

By
Its

INFORMATION RELATING TO PURCHASERS

	1NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED

	[NAME OF PURCHASER]	$

(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

[1]	The format shown here is typical but is not used by all Purchasers.

SCHEDULE A

(to Note Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Third Amendment Effective Date (as defined in this Third Amendment dated as of January 30, 2018), by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company or other business entity, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company or other business entity.

“Acquisition Holiday Election” is defined in Section 10.2(a).

“Acquisition Holiday Election Quarter” is defined in Section 10.2(a).

“Additional Notes” is defined in Section 2.2.

“Additional Purchasers” means purchasers of Additional Notes.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Bank Credit Agreement” means the ~~Revolving~~ Credit Agreement dated as of ~~May 3, 2002~~January  30, 2018 by and among the Company~~, certain Subsidiaries of the Company named therein~~, JPMorgan Chase Bank, N.A. ~~(f/k/a Bank One, N.A.)~~, as administrative agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or, refinancings replacements thereof, which constitute the primary bank credit facility of the Company ~~and its Subsidiaries~~.

SCHEDULE B

(to Note Purchase Agreement)

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Stepan Company, a Delaware corporation.

“Confidential Information” is defined in Section 20.

“Consolidated Adjusted Tangible Net Worth” shall mean the sum of the amounts set forth on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP and as of any date selected by the Company not more than 45 days prior to the taking of any action for the purpose of which the determination is being made, which appears as (a) the par or stated value of all outstanding stock, (b) capital, paid-in and earned surplus and (c) long term deferred tax liabilities, less the sum of (i) any surplus resulting from any write-up of assets, (ii) good will, including any amounts (however designated on such balance sheet) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers at the time of acquisition shall indicate sufficient value to cover such excess, (iii) any amounts by which Investments in Persons appearing on the asset side of the balance sheet exceed the lesser of cost or the proportionate share of such corporation in the book value of the assets of such Persons, provided that such book value shall be reduced by any amounts representing restrictions on the payment of dividends by such Persons pursuant to any law, charter provisions, mortgage or indenture or, in lieu of the foregoing, any Investment may be carried at its market value if the securities representing such Investment are publicly traded, (iv) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease and deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses, experimental and development expenses, but excluding prepaid expenses), (v) any amounts at which shares of capital stock of the Company appear on the asset side of such balance sheet, (vi) any amount of Indebtedness not included on the liability side of such balance sheet and (vii) other comprehensive income or expense (as defined by GAAP), to the extent included in subclause (a), (b) or (c) above.

“Consolidated Debt” means as of any date of determination the total amount of all Debt (other than Off Balance Sheet Liabilities arising from any Permitted Supplier Financings) of the Company and its ~~Restricted~~ Subsidiaries determined on a consolidated basis in accordance with GAAP.

~~“~~“Consolidated ~~EBIT”~~EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus~~,~~ (a) to the extent deducted in computing such Consolidated Net Income and without duplication, (~~a~~i) Consolidated Interest Expense for such period, (~~b~~ii) income tax expense for such period, ~~and (c~~(iii) depreciation expense, (iv) amortization expenses, (v) other non -cash charges (including, without limitation, deferred compensation expense, stock option expense and share-based compensation expense) for such period, (vi) any loss resulting from the extinguishment of indebtedness, (vii) all costs fees and expenses incurred in connection with the transactions contemplated by the Bank Credit Agreement, amending this Agreement, and amending the Company’s other note purchase agreements in existence on the date of this Third Amendment and (viii) non-recurring or unusual restructuring charges, costs or expenses in an aggregate amount not to exceed $25,000,000 for any period of four consecutive fiscal quarters, minus (b) to the extent included in computing such Consolidated Net Income and without duplication, (i) any cash payments, excluding cash distributions under deferred compensation plans relating to benefits previously charged to Consolidated EBITDA and fully funded through purchase of mutual funds or other securities, made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) any extraordinary gains and any non-cash items of income for such period, and (iii) any gain resulting from the extinguishment of indebtedness, all determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “ Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis reasonably acceptable to the Required Holders as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “ Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a)  constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000; provided, however, that any sales of receivables pursuant to Permitted Supplier Financings shall not give rise to or be included in any calculation of Material Disposition.

“Consolidated Interest Expense” shall mean, for any period, without duplication, (a) the ~~gross~~ interest expense of the Company and its ~~Restricted~~ Subsidiaries deducted in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP~~.~~ plus (b) without duplication of the amounts described in clause (a), payments in the nature of interest under Capital Lease Obligations and the discount or implied interest component of Off-Balance Sheet Liabilities minus (c) to the extend included in clause (a) or (b), interest expense associated with Permitted Supplier Financings in an aggregate amount for the applicable four quarter period not to exceed 10% of unadjusted interest expense. For purposes of clarification, any Additional Fees payable in connection with an Acquisition Holiday Election pursuant to Section 10.2 shall be included in Consolidated Interest Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its ~~Restricted~~ Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean the consolidated stockholder’s equity of the Company and its ~~Restricted~~ Subsidiaries, as defined according to GAAP.

“Consolidated Tangible Assets” means, as at any date as of which the amount thereof is to be determined, an amount equal to the amount by which (a) the aggregate amount at which all assets of the Company and its Subsidiaries would be set forth on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP, exceeds (b) the sum of the amounts which would be set forth on such consolidated balance sheet as (i) any surplus resulting from any write-up of assets and (ii) the aggregate value of all patents, licenses, trade names, trademarks, copyrights, goodwill and deferred charges (including, but not limited to, unamortized debt discount and expenses, organizational expenses and experimental and developmental expenses, but excluding prepaid expenses).

“Consolidated Tangible Net Worth” shall mean the sum of the amounts set forth on the consolidated balance sheet of the Company and its ~~Restricted~~ Subsidiaries, prepared in accordance with GAAP and as of any date selected by the Company not more than 45 days prior to the taking of any action for the purpose of which the determination is being made, which appears as (a) the par or stated value of all outstanding stock, (b) capital, paid-in and earned surplus and (c) long term deferred tax liabilities, less the sum of (i) any surplus resulting from any write-up of assets, (ii) good will, including any amounts (however designated on such balance sheet) representing the cost of acquisitions of ~~Restricted~~ Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers at the time of acquisition shall indicate sufficient value to cover such excess, (iii) any amounts by which Investments in persons appearing on the asset side of such balance sheet exceed the lesser of cost or the proportionate share of such corporation in the book value of the assets of such persons, provided that such book value shall be reduced by any amounts representing restrictions on the payment of dividends by such persons pursuant to any law, charter provision, mortgage or indenture or, in lieu of the foregoing, any Investment may be carried at its market value if the securities representing such Investment are publicly traded, (iv) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease and deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses, experimental and development expenses, but excluding prepaid expenses), (v) any amounts at which shares of capital stock of the Company appear on the asset side of such balance sheet, (vi) any amount of Indebtedness not included on the liability side of such balance sheet and (vii) other comprehensive income or expense (as defined by GAAP), to the extent included in subclause (a), (b) or (c) above.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its ~~Restricted~~ Subsidiaries, determined on a consolidated basis in accordance with GAAP.

~~“Consolidated Total Capitalization” means, at any time, the sum of (i) Consolidated Net Worth and (ii) Consolidated Debt.~~

“Debt” means, with respect to any Person, without duplication,

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capital Lease Obligations;

(d) its liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); ~~and~~

(e) its Off-Balance Sheet Liabilities;

(f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty;

(g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(h) Guarantees by such Person with respect to liabilities of a type described in any of clauses (a) through (~~d~~g) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (~~e~~h) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Debt Agreement” with respect to any Person means any note, note agreement, loan agreement or other similar agreement or instrument that evidences Debt of such Person.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means with respect to the Notes of any Series that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series (and of such tranche if such Series has separate tranches).

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.

“First Amendment” means the First Amendment to Note Purchase Agreement dated as of October 25, 2011, among the Company and each of the institutions which is a signatory thereto.

“Foreign Currency” means either Euros or Pounds Sterling.

“Funding Date” is defined in Section 3.

“GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any ~~Restricted~~ Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any ~~Restricted~~ Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

(b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Lease Rentals” shall mean, for any period, the aggregate amount of fixed rental or operating lease expense payable by the Company and its ~~Restricted~~ Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined in accordance with GAAP.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement (other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” shall have the meaning (i) set forth in Section 8.6 with respect to any Series A Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its ~~Restricted~~ Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its ~~Restricted~~ Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement) and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or (d) the validity or enforceability of this Agreement (including any Supplement), the Notes or the Subsidiary Guaranty.

“Material Subsidiary” means, at any time, any ~~Restricted~~ Subsidiary of the Company which, together with all other ~~Restricted~~ Subsidiaries of such ~~Restricted~~ Subsidiary, accounts for more than (i) 5% of the consolidated assets of the Company and its ~~Restricted~~ Subsidiaries or (ii) 5% of consolidated revenue of the Company and its ~~Restricted~~ Subsidiaries.

“Memorandum” is defined in Section 5.3.

“Moody’ s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Leverage Ratio” has the meaning assigned to such term in Section 10.2(a).

“Notes” is defined in Section 1.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of accounts or any other obligation of such Person or such transferor to purchasers/transferees of interests in accounts or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capital Lease, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Lease” of a Person means, subject to Section 22.3, any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within eighteen (18) months from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A-l or better by S&P or P-l or better by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank (whether domestic or foreign) which has a combined capital and surplus and undivided profits of not less than $200,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Supplier Financing” means the sale by the Company or any Subsidiary of accounts receivable or negotiable instruments based upon accounts receivable owing to it by (x) the Persons listed on Schedule B-10 hereto as amended and supplemented from time to time with the consent of the Required Holders, (y) any Subsidiaries, or successors of the Persons described in the preceding clause (x), or (z) any Affiliates Controlled by the Persons described in the preceding clause (x) or (y) (the “Specified Account Debtors”) or by one or more other account debtors which customarily pay on terms longer than general market practices (the “ Non-Specified Account Debtors”), in any such case, pursuant to a Receivables Purchase Agreement, whereby the Company or such Subsidiary, as applicable, promptly receives cash proceeds from the counterparty institution in an amount equal to the face value of the sold receivables or negotiable instruments net of a commercially reasonable and customary discount rate; provided, that:

(i)	any such sale is a true sale with any recourse to the Company or such Subsidiary limited to breach of representation, warranty or covenant by the Company or such Subsidiary, as applicable, with respect to the sold receivables;

(ii)	such Receivables Purchase Agreement is on customary terms for such arrangement;

(iii)	no Default or Event of Default exists at the time of, or would result from, the sale of such accounts receivable; and

(iv)	the aggregate face amount of all accounts receivable of the Company and its Subsidiaries owing from Non-Specified Account Debtors that are sold during any one fiscal year of the Company shall not exceed 10% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal year of the Company (it being understood that the limitation in this clause (iv) shall not apply to sales of accounts receivable owing from Specified Account Debtors).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Debt of Subsidiaries (including all Guaranties of Debt but excluding (x) Debt owing to the Company or any other Subsidiary, (y) Debt outstanding at the time such Person became a Subsidiary, provided that such Debt shall have not been incurred in contemplation of such Person becoming a Subsidiary, and (z) all Guaranties of Debt of the Company by any Subsidiary which has also guaranteed the Notes) and (ii) all Debt of the Company and its Subsidiaries secured by Liens other than Debt secured by Liens permitted by subparagraphs (a) through (i), inclusive, of Section 10.5 (including for purposes of such subparagraphs, Debt secured by Liens on assets of Unrestricted Subsidiaries in the same manner as Liens are permitted on the assets of Restricted Subsidiaries in such subparagraphs, except that, solely for purposes of this definition of Priority Debt, subparagraph (f) of Section 10.5 shall be read as permitting only Liens existing as of the Closing Date and reflected in Schedule 10.5 and Liens existing on the date of the First Amendment and reflected in Exhibit A thereto with respect to Unrestricted Subsidiaries).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” means the purchasers of the Notes named in Schedule A hereto.

“Qualified Cash” means, as of any date of determination, unrestricted and unencumbered cash or Permitted Investments of the Company and its Domestic Subsidiaries on deposit in accounts located in the United States on such date in excess of $50,000,000 and in an aggregate amount not to exceed $150,000,000.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a qualified institutional buyer within the meaning of such term as set forth in Rule 144(a)(1) under the Securities Act.

“Receivables Facility Counterparty” is defined in Section 10.6.

“Receivables Purchase Agreement” is defined in Section 10.6.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes of all Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” means any Subsidiary in which: (i) at least a majority of the voting securities are owned by the Company and/or one or more Restricted Subsidiaries and (ii) the Company has not designated an Unrestricted Subsidiary by notice in writing given to the holders of the Notes.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Second Amendment” means the Second Amendment to Note Purchase Agreement dated as of April 23, 2014, among the Company and each of the institutions which is a signatory thereto. “Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Debt, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.

“Series A Notes” is defined in Section 1 of this Agreement.

“Subordinated Debt” means all unsecured Debt of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of the Company (including, without limitation, the obligations of the Company under this Agreement, any Supplement or the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary which is party to a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.8 of this Agreement.

“Supplement” is defined in Section 2.2 of this Agreement.

“Synthetic Lease” means any so-called “synthetic” , off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a Capital Lease under GAAP but that is treated as a financing under the Code.

“Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.

“tranche” means all Notes of a Series having the same maturity, interest rate and schedule for mandatory prepayments.

“Unfunded Liabilities” means (i) in the case of Plans (other than Multiemployer Plans) the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, and (ii) in the case of Multiemployer Plans, the withdrawal liability of the Company and Subsidiaries. The interest rate for computing the present value of all vested nonforfeitable benefits shall be the Valuation Liability Interest Rate, as indicated on Form 5500 Schedule B for such Plan. For purposes of this defined term ‘Unfunded Liabilities’ only, the term ‘Plan’ means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Company or any Subsidiary may have any liability.

“Unrestricted Subsidiary” means any Subsidiary so designated by the Company.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

CHANGES IN CORPORATE STRUCTURE

None.

SCHEDULE 4.9

(to Note Purchase Agreement)

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

SUBSIDIARIES OF THE COMPANY

CORPORATE NAME	JURISDICTION OF INCORPORATION OR FORMATION	PERCENTAGE OF SHARES HELD OR BENEFICIALLY OWNED	RESTRICTED SUBSIDIARY (Y/N)
Stepan Europe S.A.	France	100%	N
Stepan Canada, Inc.	Canada	100%	Y
Stepan Mexico, S.A. de C.V.	Mexico	100%	N
Stepan Quimica Ltda.	Brazil	100%	N
Stepan Colombiana de Quimicos	Colombia	100%	N
Stepan UK Limited	England and Wales	100% (by Stepan Europe S.A.)	N
Stepan Deutschland GmbH	Germany	100% (by Stepan Europe S.A.)	N
Nanjing Stepan Jinling Chemical LLC. (Joint Venture)	China	55%	N

AFFILIATES OF THE COMPANY

CORPORATE NAME	JURISDICTION OF INCORPORATION OR FORMATION	PERCENTAGE OF SHARES HELD OR BENEFICIALLY OWNED
Stepan Philippines S.A. (Joint Venture)	Philippines	50%

As of the Closing Date, the Company’s directors are Robert D. Cadieux, Thomas F. Grojean, Robert G. Potter, F. Quinn Stepan, F. Quinn Stepan, Jr., Paul H. Stepan and Edward J. Wehmer.

As of the Closing Date, the Company’s senior officers are F. Quinn Stepan, F. Quinn Stepan, Jr., Nicholas J. Nedeau, James E. Hurlbutt, Frank Pacholec, John V. Venegoni, Robert J. Wood, Anthony J. Zoglio and Kathleen M. Owens.

SCHEDULE 5.4

(to Note Purchase Agreement)

FINANCIAL STATEMENTS

December 31, 2004 Form 10-K and Financial Statements (audited):

    Consolidated Balance Sheets as of December 31, 2004 and December 31, 2003

    Consolidated Statements of Income for the years ended December 31, 2004; December 31, 2003; and December 31, 2002

    Consolidated Statements of Cash Flow for the years ended December 31, 2004; December 31, 2003; and December 31, 2002

    Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2004; December 31, 2003; and December 31, 2002

March 31, 2005 Form 10-Q and Financial Statements (unaudited):

    Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004

    Condensed Consolidated Statements of Income for the three months ended March 31, 2005 and March 31, 2004

    Condensed Consolidated Statements of Cash Flow for the three months ended March 31, 2005 and March 31, 2004

SCHEDULE 5.5

(to Note Purchase Agreement)

LITIGATION

None.

SCHEDULE 5.8

(to Note Purchase Agreement)

LICENSES, PERMITS, ETC.

None.

Schedule 5.11

(TO NOTE PURCHASE AGREEMENT)

EXISTING INDEBTEDNESS

Indebtedness of the Company and its Subsidiaries outstanding on July 31, 2005.

OBLIGOR	CREDITOR	DESCRIPTION OF INDEBTEDNESS (INCLUDING INTEREST RATE)	COLLATERAL (IF ANY)	MATURITY	OUTSTANDING PRINCIPAL AMOUNT (000’S)
Stepan Company	The Northwestern Mutual Life Insurance Company	7.22% Notes	None	2005	$500
Stepan Company	The Northwestern Mutual Life Insurance Company	7.77% Notes	None	2008	$3,068
Stepan Company	The Northwestern Mutual Life Insurance Company	6.59% Notes	None	2012	$14,545
Stepan Company	The Northwestern Mutual Life Insurance Company	6.86% Notes	None	2015	$20,000
Stepan Company	The Northwestern Mutual Life Insurance Company for its Group Annuity	6.86% Notes	None	2015	$1,000
Stepan Company	Thrivent Financial for Lutherans	7.22% Notes	None	2005	$500
Stepan Company	Thrivent Financial for Lutherans	7.77% Notes	None	2008	$3,068
Stepan Company	Thrivent Financial for Lutherans	6.86% Notes	None	2015	$3,000
Stepan Company	The Mutual Life Insurance Company of New York	7.22% Notes	None	2005	$500

SCHEDULE 5.15

(to Note Purchase Agreement)

OBLIGOR	CREDITOR	DESCRIPTION OF INDEBTEDNESS (INCLUDING INTEREST RATE)	COLLATERAL (IF ANY)	MATURITY	OUTSTANDING PRINCIPAL AMOUNT (000’S)
Stepan Company	The Mutual Life Insurance Company of New York	7.77% Notes	None	2008	$2,046
Stepan Company	The Mutual Life Insurance Company of New York	6.86% Notes	None	2015	$3,000
Stepan Company	Prudential Investment Management	6.59% Notes	None	2012	$7,273
Stepan Company	Prudential Investment Management	6.86% Notes	None	2015	$3,000
Stepan Company	Bank One, NA (Agent)	Revolving Credit Agreement	None	2007	$47,000

5.15-2

ENVIRONMENTAL MATTERS

Maywood

The Company’s site in Maywood, New Jersey and property formerly owned by the Company adjacent to its current site were listed on U.S. EPA’s National Priorities List in September 1993 pursuant to the provisions of the Comprehensive Environmental Response Compensation and Liabilities Act (CERCLA) because of certain alleged chemical contamination. Pursuant to a Consent Agreement Stepan reached with the United States Department of Justice (“DOJ”) on October 21, 2004, Stepan is responsible for the remediation of the chemical contamination on site.

The site remediation at Maywood has been segregated into two distinct response actions; one for radiological contamination and one for chemical contamination. Although both clean ups fall under U.S. EPA oversight, the radiological contamination is currently administered by the U.S. Army Corps of Engineers (“COE”). U.S. EPA and the COE have reached an agreement regarding the decontamination of the soils and buildings. This Record of Decision (ROD) requires the COE to excavate radioactive soils.

U.S. EPA has divided the chemical contamination remediation into two media; soils and groundwater. Stepan has completed an extensive study of the site’s soil and groundwater. Stepan submitted to U.S. EPA a proposal (RI/FS) that describes five (5) alternatives Stepan could implement to remediate the soil. The five proposals range in cost from $0-$37MM. Stepan believes that alternative number three, which costs approximately $6.5MM, is the most appropriate alternative. Stepan awaits U. S. EPA’s selection of the appropriate soils remediation alternative.

Stepan is also responsible for the groundwater remediation. Again, Stepan has studied the groundwater extensively and recommended seven (7) possible remediation options. Stepan prefers option number five, at an approximate cost of $4MM. Stepan has submitted a remedial action plan for groundwater but U.S. EPA is awaiting receipt of the COE’s groundwater RI/FS before evaluating Stepan’s proposal.

The company believes it has accurate estimates of the remediation costs at the site. Based on these estimates, the company believes it has adequate reserves for claims associated with the Maywood site.

SCHEDULE 5.18

(to Note Purchase Agreement)

Ewan and D’Imperio

During the mid-seventies Lightman Drum Company and Jerome Lightman allegedly disposed of drums of hazardous substances at several sites in New Jersey. The hazardous substances disposed of at the sites were allegedly generated by a number of companies, including Stepan. The U.S. EPA began to investigate the disposal site, known as D’Imperio, in 1982. In 1983 the site was placed on U.S. EPA’s National Priorities List (NPL) and U.S. EPA began remediation work. In November 1992, the United States filed an action against Stepan Company and other potentially responsible parties (“PRPs”) seeking to recover costs incurred and to be incurred in connection with U.S. EPA’s response actions at the D’Imperio Site. The action was filed pursuant to §107 of CERCLA.

Cross claims for contribution under CERCLA were asserted by and between Stepan and the other co-defendant PRPs. Additional PRPs, not named by the United States initially, were subsequently added by third-party complaints. Moreover, the U.S. District Court allowed the amendment of each of the PRPs’ pleadings to include claims related to a second Superfund site, known as the Ewan Superfund Site, located in Shamong Township, New Jersey. The D’Imperio and Ewan Sites were two of at least seven disposal sites utilized by the Lightman Drum Company (“LDC”) from 1974 to 1976. Stepan used LDC during this time period to dispose of drummed wastes generated at Stepan’s Fieldsboro Plant.

In 1998, Stepan entered into a Partial Consent Decree with the United States settling the United States’ CERCLA or response costs claims. Stepan and the other PRPs agreed to pay the United States $7.1 Million, of which Stepan’s initial payment was less than 10%. (All liability under this Partial Consent Decree, however, is subject to reallocation pending the outcome of the trial. Furthermore, Stepan has appealed the entry of the partial consent decree maintaining it has no liability for contamination at the D’Imperio site.) The Court entered the Partial Consent Decree on September 1, 1999, and Stepan made its initial payment.

Stepan, however, was unable to agree with its fellow PRPs, and co-defendants, regarding its allocated portion of remaining liability for the D’Imperio and Ewan sites. Accordingly, in December 1999, the case of United States v. Lightman proceeded to trial. The sole issue at trial was limited to Stepan’s liability under CERCLA for costs incurred at both the D’Imperio and the Ewan sites. The Court has not issued a ruling to date. If Stepan is found to be liable as a result of the above-mentioned trial, a second trial will be held to allocate Stepan’s liability. Stepan’s reserve of $4.9 MM is based on its best estimate of liability; approximately 25% of the remediation costs in total, for both the Ewan and D’Imperio sites.

Regarding the D’Imperio Site, U.S.EPA indicated that it would seek penalties against Stepan based on Stepan’s alleged noncompliance with a modified August 1993 Unilateral Administrative Order. Accordingly, Stepan negotiated a settlement and entered into a Consent Decree whereby it agreed to pay approximately $86,000 in penalties, past costs and Stepan’s share of costs incurred by the other PRPs. The Consent Decree was finalized and entered with the Court in the fourth quarter of 2004.

5.18-2

As to Stepan’s liability to the PRPs for ongoing site remediation expenses, Stepan has agreed to participate with the PRPs and assume a limited amount of expense for the Ewan site. To that end, on or about February 15, 2005, Stepan received a statement for the 13th Assessment for the Ewan Site. Stepan’s share was $78,750.

The company believes it has accurate estimates of the remediation costs at the D’Imperio and Ewan sites. Based on these estimates, the company believes it has adequate reserves for claims associated with both the Ewan and D’Imperio sites.

Lightman Drum Yard

On March 21, 2000, the company received a Section 104(e) Request for Information from U.S. EPA regarding the Lightman Drum Company site located in Winslow Township, New Jersey. The Lightman Drum site is a CERCLA site, similar to the D’Imperio and Ewan sites, that requires the PRPs to address remediation of the site pursuant to U.S. EPA unilateral orders. Stepan agreed to participate in with the PRPs in the remedial investigation and feasibility study (“RI/FS”) provided Stepan’s share of the study does not exceed $359,992.50. The FS revealed a plume of contaminated groundwater slowly migrating from the site.

Based on the current information known about the site, the company is unable to predict what, if any, additional liability it will incur for remediation of the contamination at the site.

5.18-3

EXISTING LIENS

None.

SCHEDULE 10.5

(to Note Purchase Agreement)

PERMITTED SUPPLIER FINANCING

LIST OF SPECIFIED ACCOUNT DEBTORS

Colgate-Palmolive Company

Henkel AG & Co. KGaA

The Proctor  & Gamble Company

Reckitt Benckiser Group plc

Unilever N.V.

Unilever PLC

~~EXHIBIT 1~~SCHEDULE B-10

(to Note Purchase Agreement)

[FORM OF SERIES A NOTE]

STEPAN COMPANY

5.69% SERIES 2005-A SENIOR NOTE DUE NOVEMBER 1, 2018

No. [ ]	[Date	]
$[ ]	PPN 858586 G	# 1

FOR VALUE RECEIVED, the undersigned, STEPAN COMPANY (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ] or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on November 1, 2018 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.69% per annum from the date hereof, payable semi-annually, on the first day of May and November in each year and at maturity, commencing on May 1, 2006, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to 2% above the stated rate, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 29, 2005 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1

(TO NOTE PURCHASE AGREEMENT)

The Company will make required prepayments of principal on the date and in the amounts specified in the Note Agreement. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

STEPAN COMPANY

By
Name:
Title:

E-1-2

FORM OF OPINION OF GENERAL COUNSEL

TO THE COMPANY

The closing opinion of Nicholas J. Nedeau, Esq., General Counsel of the Company, which is called for by Section 4.4 of the Note Purchase Agreement, shall be dated the Funding Date and addressed to the Purchasers, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:

1. The Company has the corporate power and authority to own, pledge and operate its properties, to lease any properties it operates under lease, to conduct its business as presently conducted and to execute and deliver the Note Agreement and the Notes and to perform its respective obligations thereunder.

2. Assuming the proceeds of the Notes are used solely for the purposes set forth in the Note Agreement, neither the execution and delivery by the Company of the Note Agreement, nor the issue and sale of the Notes, nor the performance by the Company of its respective obligations thereunder: (i) results in the breach of, or constitutes a default under, any material indenture, mortgage, deed of trust, lease or sublease agreement to which the Company is a party or by which it or any of its properties is bound; (ii) results in the creation or imposition of any lien upon any of the property of the Company under any indenture, mortgage or other agreement described in clause (i) above; or (iii) requires the consent or approval of, or any filing or registration with, any governmental body, agency or authority other than those which have been obtained.

3. There are no actions, suits, or proceedings pending or, to the knowledge of such counsel after due inquiry, threatened against the Company or any of its assets and properties that questions or may affect the validity of any action to be taken by the Company pursuant to the Note Agreement or the Notes, or that seeks to restrain the Company from carrying out the transactions contemplated therein or the Company’s obligations thereunder.

EXHIBIT 4.4(a)

(to Note Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

The closing opinion of Winston & Strawn LLP, special counsel to the Company, which is called for by Section 4.4 of the Note Purchase Agreement, shall be dated the Funding Date and addressed to the Purchasers, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:

1. The Company is a corporation validly existing and in good standing under the laws of Delaware. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in Illinois.

2. The issuance and sale of the Notes and the execution, delivery and performance of the Note Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Note Agreement and the Notes have been executed and delivered and constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

3. Assuming the proceeds of the Notes are used solely for the purposes set forth in the Note Agreement, neither the execution and delivery by the Company of the Note Agreement or the Notes, nor the performance by the Company of its obligations thereunder: (i) violates any provision of the Company’s certificate of incorporation or bylaws; or (ii) violates any law or regulation (including any applicable order or decree of any court or governmental instrumentality known to us) applicable to the Company which in our experience is typically applicable to transactions of the type contemplated by the Note Agreement (except we express no opinion as to any law which might be violated by any misrepresentation or omission or a fraudulent act).

4. The Company is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or, to our knowledge, controlled by such a company.

5. Assuming the offer, issue, sale and delivery of the Notes occurs in the manner and under the circumstances contemplated by the Note Agreement, the issuance and sale of the Notes do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended.

6. The issuance of the Notes and the use of the proceeds of sale of the Notes in accordance with the provisions of, and as contemplated by, the Note Agreement (including the representations and warranties set forth in the Note Agreement) do not violate or conflict with Regulations T, U or X of the Board of Governors of the Federal Reserve System

EXHIBIT 4.4(b)

(to Note Purchase Agreement)

The opinion of Winston & Strawn LLP, shall cover such other matters relating to the sale of the Notes as each Purchaser may reasonably request and successors and assigns of the Purchasers shall be entitled to rely on such opinion. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and other officers of the Company.

E-4.4(b)-2

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

The closing opinion of Chapman and Cutler LLP, special counsel to the Purchasers, called for by Section 4.4 of the Note Purchase Agreement, shall be dated the Funding Date and addressed to each Purchaser, shall be satisfactory in form and substance to each Purchaser and shall be to the effect that:

1. The Company is a corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and the corporate authority to execute and deliver the Note Purchase Agreement and to issue the Notes.

2. The Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

3. The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Purchase Agreement do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

EXHIBIT 4.4(c)

(to Note Purchase Agreement)

With respect to matters of fact upon which such opinion is based, Chapman and Cutler LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.

In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Delaware, the Bylaws of the Company and the general business corporation law of the State of Delaware. The opinion of Chapman and Cutler LLP is limited to the laws of the State of New York, the general business corporation law of the State of Delaware and the Federal laws of the United States.

E-4.4(c)-2

STEPAN COMPANY

[NUMBER] SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of

Re:	$ % Series Senior Notes

DUE

EXHIBIT S

(to Note Purchase Agreement)

STEPAN COMPANY

EDENS AND WINNETKA ROAD

NORTHFIELD, ILLINOIS 60093

Dated as of

                    , 20

To the Purchaser(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is between STEPAN COMPANY, a Delaware corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

Reference is hereby made to that certain Note Purchase Agreement dated as of September 29, 2005 (the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 4.14 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Purchaser(s) as follows:

1. The Company has authorized the issue and sale of $             aggregate principal amount of its         % Series              Senior Notes due             ,          (the “Series              Notes”). The Series              Notes, together with the Series A Notes [and the Series          Notes] initially issued pursuant to the Note Purchase Agreement [and the                      Supplement] and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series              Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series              Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3. The sale and purchase of the Series              Notes to be purchased by each Purchaser shall occur at the offices of [            ] at 10:00 A.M. Chicago time, at a closing (the “Closing”) on             ,              or on such other Business Day thereafter on or prior to             ,              as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series              Notes to be purchased by such Purchaser in the form of a single Series              Note (or such greater number of Series              Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [            ] at              Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Closing, the Company shall fail to tender such Series              Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4. The obligation of each Purchaser to purchase and pay for the Series              Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series              Notes to be purchased at the Closing, and to the following additional conditions:

(a) Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b) Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Series              Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.

5. [Here insert special provisions for Series              Notes including prepayment provisions applicable to Series              Notes (including Make-Whole Amount) and closing conditions applicable to Series              Notes].

6. Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series              Notes by such Purchaser.

7. The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

STEPAN COMPANY

By
Name:
Title:

Accepted as of                 ,

[VARIATION]

By
Name:
Title:

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	PRINCIPAL AMOUNT OF SERIES ______ NOTES TO BE PURCHASED

[NAME OF PURCHASER]	$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

SCHEDULE A

(to Supplement)

SUPPLEMENTAL REPRESENTATIONS

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all material respects as of the date hereof with respect to the Series              Notes with the same force and effect as if each reference to “Series A Notes” set forth therein was modified to refer the “Series              Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the              Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

Section 5.3. Disclosure. The Company, through its agent, Banc of America Securities LLC has delivered to each Purchaser a copy of a Private Placement Memorandum, dated              (the “Memorandum”), relating to the transactions contemplated by the              Supplement. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Restricted Subsidiaries. The Note Purchase Agreement, the Memorandum, the documents, certificates or other writings delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by the Note Purchase Agreement and the              Supplement and the financial statements listed in Schedule 5.5 to the              Supplement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since             , there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Restricted Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 to the              Supplement contains (except as noted therein) complete and correct lists of (i) the Company’s Restricted and Unrestricted Subsidiaries, and showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and all other Investments of the Company and its Restricted Subsidiaries, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series __ Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than [            ] other Institutional Investors, each of which has been offered the Series              Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

EXHIBIT A

(to Supplement)

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series              Notes to                              and for general corporate purposes. No part of the proceeds from the sale of the Series              Notes pursuant to the              Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Debt; Future Liens. (a) Schedule 5.15 to the              Supplement sets forth a complete and correct list of all outstanding Debt of the Company and its Restricted Subsidiaries as of             , since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

[Add any additional Sections as appropriate at the time the Series              Notes are issued]

[FORM OF SERIES              NOTE]

STEPAN COMPANY

            % SERIES              SENIOR NOTE DUE

No. [ ]	[Date]
$[ ]	PPN [ ]

FOR VALUE RECEIVED, the undersigned, Stepan Company, a Delaware corporation (herein called the “Company”) hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS (or so much thereof as shall not have been prepaid) on             , with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of             % per annum from the date hereof, payable semiannually, on the             day of             and              in each year, commencing on the first of such dates after the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to [2% above the stated rate], on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable [semiannually] as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at             , in             , or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Supplement to the Note Purchase Agreement dated as of September 29, 2005 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company, the Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

EXHIBIT 1

(to Supplement)

This Note is registered with the Company and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.] [This Note is not subject to regularly scheduled prepayments of principal.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the [State of New York] excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

STEPAN COMPANY

By
Name:
Title:

E-1-2